This Agreement made this November 10, 2009, by and between Wakabayashi Fund, LLC., a Japanese Limited Liability Company, whose address is 4-13-20 Mita, Minato-Ku, Tokyo Japan 108-0073, hereinafter referred to as “WAKABAYASHI FUND” or “Consultant” and TECHNISCAN, INC., a Delaware corporation, its agents, successors or assigns, hereinafter referred to as “TECHNISCAN, INC.” OR “Client”, whose address is 3216 South Highland Drive, Suite 200, Salt Lake City, Utah 84106 USA Telephone No 801.994.2964; Fax No 435.602.0933 Symbol: TSNI

Whereas Consultant is in the business of providing Institutional Investor relations Services and whereas TECHNISCAN, INC. desires to retain Consultant for the following purposes: For and in consideration of mutual benefits, detriments, promises, and the cross consideration hereinafter set forth, the parties hereto, WAKABAYASHI FUND and TECHNISCAN, INC., collectively “THE PARTIES”, hereby covenant and agree as follows:

1. Services

WAKABAYASHI FUND is hereby engaged to provide Public Relations services (non-exclusive) including serving as an investment banking liaison, obtaining write ups about the company and acting as an institutional public relations consultant for a six month period from the date hereof (the “term”).

2.	Compensation

TECHNISCAN, INC. hereby agrees to pay WAKABAYASHI FUND for the services set forth in Paragraph 1, the following non-refundable retainer items:

a.	The issuance of 150,000 shares of restricted common stock upfront. The said shares shall be issued within twenty days after the date hereof. Such stock cannot be issued pursuant to an S-8 Registration statement. The shares are not in contravention of Section 5 of the Securities Act of 1933 and specifically with sections 5a and 5c there under. At the conclusion of any financing of at least $5 million, TECHNISCAN shall issue additional shares of restricted common stock to an amount equal to $150,000 based on the stock price of the round.

b.	WAKABAYASHI FUND will also incorporate a free look clause whereby TECHNISCAN, INC. may request to verify our long position in TECHNISCAN, INC.’s stock as well as incorporate a proprietary restrictive clause which precludes any liquidation of our vested stock until the termination of our contract.

3.	Termination of Agreement

a.	Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

b.	Upon the other party taking the benefit of any insolvency law;

c.	Upon the other party having or applying for a receiver appointed for either party; and/or

d.	Mutual consent of the parties.

4. Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

5. Attorney Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including reasonable attorney fees, expenses and court costs through trial, appeal and to final dispositions.

6. Time is of the Essence

Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder.

7. Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, and consultant shall not assign this agreement.

8. Entire Agreement

This Consulting Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement. This Agreement supersedes all previous agreements.

9. Amendments

This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10. Waivers

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

11. Non-Waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party’s right to require such performance and shall in no way affect such party’s right subsequently to require a full performance hereunder.

12. Construction of Agreement

Each party has participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13. Non-Circumvention Agreement

TECHNISCAN, INC. agrees, represents and warrants hereby that it shall not circumvent WAKABAYASHI FUND with respect to any banking or lending institution, investment bank, trust, corporation, individual or investor specifically introduced by WAKABAYASHI FUND to TECHNISCAN, INC. nor with respect to any transaction or other business opportunity proposed by, assisted with or otherwise promoted by WAKABAYASHI FUND for the benefit of TECHNISCAN, INC. pursuant to the terms with WAKABAYASHI FUND for the purpose of, without limitation, this Agreement and for a period of twelve (12) months from the date of execution by THE PARTIES of this Agreement or the introduction to a specific financing source.

14. Applicable Law

THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF CALIFORNIA FOR WHICH THE COURTS IN SAN DIEGO, CALIFORNIA SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STYLE. The parties agree that mediation shall be used as an initial forum for the good-faith attempt to settle and resolve any issues or disputes that may arise.

15. Counterparts

This Agreement may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

16. Facsimile

A facsimile copy of this Agreement is acceptable.

17. Acceptance of Agreement

Unless both parties have signed this Agreement within ten (10) business days of the date listed above, this Agreement shall be deemed automatically withdrawn and terminated.

IN WITNESS WHEREOF, THE PARTIES have set forth their hands and seal in execution of this Consulting Agreement this November 10, 2009, by and between:

WAKABAYASHI FUND, LLC.			TECHNISCAN, INC.
A Japanese Limited Liability Company		a Delaware Corporation
By:	/s/ Tadaharu Wakabayashi	By:	/s/ David Robinson

Tadaharu Wakabayashi Fund, Director		Mr. David Robinson, President/CEO
Date:	November 10, 2009	Date:	November 10, 2009

Project Scope

Project Activities: WAKABAYASHI FUND, in providing institutional investor relations services, shall perform the following project specific functions and merge WAKABAYASHI FUND efforts with TECHNISCAN, INC. resources, as needed. The emphasis of this investor relation project shall be personal introductions of TECHNISCAN, INC. to money managers, private equity fund managers, hedge fund managers, pension fund managers, financial analysts, institutional brokers, venture capitalists, investment bankers, and wholesale/retail market makers. All out-of-pocket costs (i.e., costs for mail campaigns, printing, distributions, etc.) shall be pre-approved and paid for by TECHNISCAN, INC.

•	Conduct and implement strategic planning analysis that combines TECHNISCAN, INC. due-diligence and WAKABAYASHI FUND in-house analysis tools to emphasize marketability.

•	Coordinate buy-side and sell-side brokerage research coverage introducing TECHNISCAN, INC. to these sources and facilitating their institutional research. This provides TECHNISCAN, INC. and WAKABAYASHI FUND additional analysis reports from promoting services.

•	Investment banking introductions.

•	Real – time stock monitoring

•	Develop story development project related Executive Summary for mail-out / distribution, which is flexible and updated to the ongoing developments of the TECHNISCAN, INC.

•	Media Placement

•	Syndication of stories and feature feeds to more than 800,000 newspapers, radio, television and web content producers, print editors, bloggers, columnists, financial / industry analysts, reporters / writers / columnists, nationwide and internationally

•	Clipping services – to document media coverage

•	Plan marketing campaign matching TECHNISCAN, INC. to WAKABAYASHI FUND’S proprietary contact base and other investment prospects / sources anchored by Internet presence

•	CEO, Officer and Director Profiles

•	Crisis Management

•	Development of multiple mediums of advertising equivalency in public relations / media placements

•	Develop comprehensive press list based upon trade and institutional investment related publications

•	Create list of project specific publications and electronic advertising sources for print and Internet

•	Target of one on one institutional investor meetings and conference calls with the most desirable in microcap, small cap and mid cap decision making analysts and portfolio managers of corporate, business and family funds

•	Corporate message refinement that is flexible according to ongoing developments

•	Fact Sheets flexible to ongoing developments

•	Implement print media articles and advertising (company initiated only)

•	Design print ads for trade and investment related publications

•	Maintain Website Optimization and Analization

•	Blogging

•	PowerPoint / slide presentations

•	Tele-conference call, including scripting, Q&A preparation, and thorough details for successful presentation

•	Honest feedback from all meetings to allow complete knowledge of ongoing relationships and enhancements of messaging

•	Development of Analysts research coverage and comparable inclusion

•	Nurture of current and potential investors

•	Mail processing and request fulfillment

•	Investment Banking introductions

•	Board of Directors development and relations

•	Annual Meetings

•	Peer Group / Industry Analysis

•	Perception audits of the investment community

Optional Project Activities: These ancillary projects can be provided at TECHNISCAN, INC.’s discretion and cost.

•	Conduct road shows, with direct TECHNISCAN, INC.’s participation, in cities targeted because of TECHNISCAN, INC.’s institutional investor contact base

•	Design and Coordinate Trade Booths

•	Attend trade shows and conferences

•	Hold press/analysts seminars for institutional investors and investment managers

•	Develop investor relations section on TECHNISCAN, INC.’s website

•	Develop comprehensive website and e-commerce solutions and/or project related web pages

•	Write media alerts and press releases to continuously generate press relating to TECHNISCAN, INC. and its stock performance, emphasizing both standard and Internet dissemination (company initiated only)

•	Plan and implement direct mail campaign to WAKABAYASHI FUND’S contact base and TECHNISCAN, INC.’s related contacts with follow-up telephone sales contact

•	Annual Reports: assisting in the writing as well as assisting and directing to the designers, graphic artists and printers for the complete management of the publication